UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Global Defense & National Security Systems, Inc.

(Name of Issuer)

Common Stock, Par Value $0.0001 Per Share

(Title of Class of Securities)

37953N108

(CUSIP Number)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37953N108	13G	Page 2 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista Strategies LLC
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) IA

CUSIP No. 37953N108	13G	Page 3 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista GP, LLC
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) OO

CUSIP No. 37953N108	13G	Page 4 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista GP Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 5 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista GP II Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 6 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista GP III Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 7 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista I Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 8 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista II Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 9 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista III, Ltd.
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) CO

CUSIP No. 37953N108	13G	Page 10 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista V Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 11 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista VI Limited Partnership
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 12 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista Liquid Multi-Asset Fund – Moderate (Cayman) Ltd.
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) CO

CUSIP No. 37953N108	13G	Page 13 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista 1.5 (Offshore) Ltd.
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) CO

CUSIP No. 37953N108	13G	Page 14 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons HighVista 1.5 (U.S.) LP
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 37953N108	13G	Page 15 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons XL Re Ltd
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization Bermuda
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) CO

CUSIP No. 37953N108	13G	Page 16 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons Brian H. Chu
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) IN

CUSIP No. 37953N108	13G	Page 17 of 34 Pages

SCHEDULE 13G

1	Names of Reporting Persons André F. Perold
2	Check the appropriate box if a member of a Group (see instructions) (a) ☐ (b) ☒
3	Sec Use Only
4	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	Percent of class represented by amount in row (9) 0%
12	Type of Reporting Person (See Instructions) IN

CUSIP No. 37953N108	13G	Page 18 of 34 Pages

Item 1.

(a)	Name of Issuer:

Global Defense & National Security Systems, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

11921 Freedom Drive, Suite 550, Two Fountain Square, Reston Virginia 20190

Item 2.

(a)	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by HighVista I Limited Partnership (“HighVista I”), HighVista II Limited Partnership (“HighVista II”), HighVista III, Ltd. (“HighVista III”), HighVista V Limited Partnership (“HighVista V”), HighVista Liquid Multi-Asset Fund – Moderate (Cayman) Ltd. (“HighVista Liquid Multi-Asset Fund”), HighVista 1.5 (Offshore) Ltd. (“HighVista 1.5 Offshore Fund” and, together with HighVista I, HighVista II, HighVista III, HighVista V and HighVista Liquid Multi-Asset Fund, the “Funds”), HighVista VI Limited Partnership (“HighVista VI”), HighVista 1.5 (U.S.) LP (“HighVista 1.5 U.S. Fund”) and XL Re Ltd (“XL Ltd” and, together with the Funds, High Vista 1.5 U.S. Fund and HighVista VI, the “Direct Holders”):

i.	HighVista Strategies LLC, a Delaware limited liability company (“HighVista Strategies”) and investment manager to the Direct Holders;

ii.	HighVista GP Limited Partnership, a Delaware limited partnership (“HighVista GP”) and general partner of the Funds;

iii.	HighVista GP II Limited Partnership, a Delaware limited partnership (“HighVista GP II”) and general partner of HighVista VI;

iv.	HighVista GP III Limited Partnership, a Delaware limited partnership (“HighVista GP III”) and general partner of HighVista 1.5 U.S. Fund;

v.	HighVista GP, LLC, a Delaware limited liability company (“HighVista LLC”) and the general partner of HighVista GP, HighVista GP II and HighVista GP III;

vi.	HighVista I, a Delaware limited partnership;

vii.	HighVista II, a Delaware limited partnership;

viii.	HighVista III, a Cayman Islands company;

ix.	HighVista V, a Delaware limited partnership;

x.	HighVista VI, a Delaware limited partnership;

xi.	HighVista 1.5 Offshore Fund, a Cayman Islands company;

xii.	HighVista 1.5 U.S. Fund, a Delaware limited partnership;

xiii.	HighVista Liquid Multi-Asset Fund, a Cayman Islands company;

xiv.	XL Ltd, a Bermuda company;

xv.	Brian H. Chu, a manager of HighVista LLC and a manager of HighVista Strategies; and

xvi.	André F. Perold, a manager of HighVista LLC and a manager of HighVista Strategies.

CUSIP No. 37953N108	13G	Page 19 of 34 Pages

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)	Address of Principal Business Office or, if None, Residence:

For HighVista Strategies, HighVista GP, HighVista GP II, HighVista GP III, HighVista LLC, HighVista I, HighVista II, HighVista V, HighVista VI and HighVista 1.5 U.S. Fund:

200 Clarendon Street, 50th Floor

Boston, MA 02116

For HighVista III, HighVista Liquid Multi-Asset Fund and HighVista 1.5 Offshore Fund:

Codan Trust Company (Cayman) Limited

Century Yard, Cricket Square

Hutchins Drive

P.O. Box 2681 GT, George Town,

Grand Cayman, British West Indies

For XL Ltd:

One Bermudiana Road

Hamilton HM08

Bermuda

(c)	Citizenship:

HighVista Strategies – Delaware

HighVista GP – Delaware

HighVista GP II – Delaware

HighVista GP III – Delaware

HighVista LLC – Delaware

HighVista I – Delaware

HighVista II – Delaware

HighVista III – Cayman Islands

HighVista V – Delaware

HighVista VI – Delaware

HighVista Liquid Multi-Asset Fund – Cayman Islands

HighVista 1.5 Offshore Fund – Cayman Islands

HighVista 1.5 U.S. Fund – Delaware

XL Ltd – Bermuda

Brian H. Chu – United States

André F. Perold – United States

(d)	Title and Class of Securities:

Common Stock, $0.0001 par value per share (the “Common Stock”)

(e)	CUSIP No.: 37953N108

CUSIP No. 37953N108	13G	Page 20 of 34 Pages

Item 3. If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4. Ownership

For HighVista Strategies, HighVista GP, HighVista GP II, HighVista GP III, HighVista LLC, Mr. Chu and Mr. Perold:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

CUSIP No. 37953N108	13G	Page 21 of 34 Pages

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista I:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista II:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

CUSIP No. 37953N108	13G	Page 22 of 34 Pages

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista III:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista V:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

CUSIP No. 37953N108	13G	Page 23 of 34 Pages

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista VI:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista Liquid Multi-Asset Fund:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

CUSIP No. 37953N108	13G	Page 24 of 34 Pages

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

0

For HighVista 1.5 Offshore Fund:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(v)	Shared power to vote or to direct the vote:

0

(vi)	Sole power to dispose or to direct the disposition of:

0

(vii)	Shared power to dispose or to direct the disposition of:

0

For HighVista 1.5 U.S. Fund:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

CUSIP No. 37953N108	13G	Page 25 of 34 Pages

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(viii)	Shared power to vote or to direct the vote:

0

(ix)	Sole power to dispose or to direct the disposition of:

0

(x)	Shared power to dispose or to direct the disposition of:

0

For XL Ltd:

(a)	Amount Beneficially Owned:

0 shares of Common Stock

(b)	Percent of Class:

0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

0

(ii)	Shared power to vote or to direct the vote:

0

(iii)	Sole power to dispose or to direct the disposition of:

0

(iv)	Shared power to dispose or to direct the disposition of:

0

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following   ☒

CUSIP No. 37953N108	13G	Page 26 of 34 Pages

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

Not applicable.

Item 8.	Identification and classification of members of the group.

See Exhibit 2.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

(a) Not applicable.

CUSIP No. 37953N108	13G	Page 27 of 34 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

HIGHVISTA STRATEGIES, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP LIMITED PARTNERSHIP
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP II LIMITED PARTNERSHIP
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP III LIMITED PARTNERSHIP
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA I LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA II LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

CUSIP No. 37953N108	13G	Page 28 of 34 Pages

HIGHVISTA III, LTD.
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

HIGHVISTA V LIMITED PARTNERSHIP
By:	HighVista GP Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA VI LIMITED PARTNERSHIP
By:	HighVista GP II Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA LIQUID MULTI-ASSET FUND – MODERATE (CAYMAN), LTD.
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

HIGHVISTA 1.5 (OFFSHORE) LTD.
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

HIGHVISTA 1.5 (U.S.) LP
By:	HighVista GP III Limited Partnership
By:	HighVista GP, LLC
By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

CUSIP No. 37953N108	13G	Page 29 of 34 Pages

XL RE LTD
By:	/s/ Mark Berry
Name: Mark Berry
Title: Director

/s/ Brian H. Chu
Brian H. Chu

/s/ André F. Perold
André F. Perold

CUSIP No. 37953N108	13G	Page 30 of 34 Pages

Exhibit 1

Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended

Exhibit 2

Item 8 Information